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                                                                  EXECUTION COPY


                                                                     EXHIBIT 2.5



                            SHARE PURCHASE AGREEMENT

                                  by and among

                       CLIENTLOGIC HOLDING CORPORATION

                    CLIENTLOGIC INTERNATIONAL HOLDING, INC.

                          CORDENA CALL MANAGEMENT B.V.

             STICHTING ADMINISTRATIEKANTOOR CORDENA CALL MANAGEMENT

                                      and

           THE MANAGEMENT SHAREHOLDERS LISTED ON THE SIGNATURE PAGES

                                     HERETO





                             Dated October 7, 1999




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                               TABLE OF CONTENTS
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                                                                                                         Page

 ARTICLE I           THE ACQUISITION .....................................................................2
         1.1     Purchase and Sale of the Shares and the Sale Warrants ...................................2
         1.2     Consideration for the Shares and the Sale Warrants ......................................2
         1.3     Delivery and Payment ....................................................................2
         1.4     Adjustment of Share Purchase Price ......................................................2
         1.5     Amendment of Options and Warrants .......................................................4
         1.6     Payment Obligations .....................................................................5

 ARTICLE II          THE CLOSING .........................................................................5
         2.1     Date of Closing .........................................................................5

ARTICLE  III         REPRESENTATIONS AND WARRANTIES OF THE
                     MANAGEMENT SHAREHOLDERS OF THE COMPANY ..............................................5
         3.1     Corporate Organization ..................................................................5
         3.2     Authority; Absence of Conflicts .........................................................6
         3.3     Outstanding Capital Stock ...............................................................7
         3.4     Financial Statements ....................................................................8
         3.5     Absence of Undisclosed Liabilities; Indebtedness ........................................8
         3.6     Absence of Material Changes .............................................................9
         3.7     Real Property ..........................................................................11
         3.8     Tangible Personal Property .............................................................12
         3.9     Accounts Receivable ....................................................................13
         3.10    Accounts Payable .......................................................................13
         3.11    Euro Compliance ........................................................................13
         3.12    Year 2000 Compliance ...................................................................13
         3.13    Contracts ..............................................................................14
         3.14    Legal Proceedings ......................................................................16
         3.15    Labor Matters ..........................................................................16
         3.16    Employee Benefit Plans .................................................................16
         3.17    Environmental Matters ..................................................................17
         3.18    Tax Matters ............................................................................19
         3.19    Insurance ..............................................................................20
         3.20    Books and Records ......................................................................21
         3.21    Brokers' or Finders' Fees ..............................................................21
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
          3.22    Material Customers and Suppliers .....................................................21
          3.23    Bank Accounts; Powers of Attorney ....................................................22
          3.24    Intellectual Property Rights .........................................................22
          3.25    Compliance with Laws; Permits and Licenses ...........................................23
          3.26    Certain Business Practices; Potential Conflicts of Interest ..........................23
          3.27    Projections ..........................................................................24
          3.28    Subsidies ............................................................................24
          3.29    HSR Act ..............................................................................24
          3.30    Disclosure ...........................................................................24
          3.31    Material Consents ....................................................................24

ARTICLE IV           REPRESENTATIONS AND WARRANTIES OF THE
                     MANAGEMENT SHAREHOLDERS ...........................................................25
          4.1     Organization .........................................................................25
          4.2     Authority; Absence of Conflicts ......................................................25
          4.3     Title to Shares ......................................................................26
          4.4     Brokers' or Finders' Fees ............................................................26

ARTICLE V            REPRESENTATIONS AND WARRANTIES OF HOLDING
                     AND BUYER .........................................................................26
          5.1     Organization and Corporate Power .....................................................26
          5.2     Authority; Absence of Conflicts ......................................................26
          5.3     Outstanding Capital Stock; Issuance of Shares ........................................27
          5.4     Legal Proceedings ....................................................................28
          5.5     Brokers' or Finders' Fees ............................................................28
          5.6     Financial Statements .................................................................28

 ARTICLE VI          COVENANTS..........................................................................28
          6.1     Non-Competition; Confidentiality .....................................................28
          6.2     Redemption of Depository Receipts ....................................................30
          6.3     Agreement Regarding Management .......................................................30

 ARTICLE VII         CLOSING DELIVERIES ................................................................31
          7.1     Documents being delivered by the parties at Closing ..................................31

 ARTICLE VIII        THE EARNOUT .......................................................................32
          8.1     Additional Payments ..................................................................32
          8.2     Each Participating Shareholder's Share of the Payments ...............................33
          8.3     Method of Payment ....................................................................33
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
          8.4     Management Shareholder's Termination .................................................33

 ARTICLE IX          MISCELLANEOUS .....................................................................33
          9.1    Expenses ..............................................................................33
          9.2    Attorneys' Fees .......................................................................34
          9.3    Brokers ...............................................................................34
          9.4    Notices ...............................................................................34
          9.5    Transfer Taxes ........................................................................35
          9.6    Successors and Assigns ................................................................35
          9.7    Entire Agreement and Modification .....................................................36
          9.8    Certain Interpretive Matters ..........................................................36
          9.9    Governing Law .........................................................................36
          9.10   Counterparts ..........................................................................37
          9.11   Further Assurances ....................................................................37
          9.12   Severability ..........................................................................37
          9.13   No Recourse ...........................................................................37
          9.14   Public Statements .....................................................................37
          9.15   Specific Performance ..................................................................37
          9.16   Notary   ..............................................................................37


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                            SHARE PURCHASE AGREEMENT

         THIS SHARE PURCHASE AGREEMENT (this "Agreement") is made and entered into as of the 7th day of October, 1999, by and among ClientLogic Holding Corporation, a Delaware corporation ("Holding"), ClientLogic International Holding, Inc., a Delaware corporation an indirect wholly owned subsidiary of Holding ("Buyer"), Cordena Call Management B.V., a Netherlands corporation (the "Company"), Stichting Administratiekantoor Cordena Call Management, a Netherlands trust (the "Stichting") and Jules T.H.M. Kortenhorst and Peter E. Dekker (collectively, the "Management Shareholders").

                                    RECITALS:

         WHEREAS, the Stichting is the record owner of 6,337,774 shares (the "Shares") in the capital of the Company (the "Company Capital Stock"), nominal value NLG 0.04 per share, which represent all of the capital stock of the Company;

         WHEREAS, the persons listed on Exhibit 1 hereto (the "Shareholders") are the beneficial owners of such number of Shares set forth opposite such Shareholder's name on Exhibit 1;

         WHEREAS, the persons listed on Exhibit 2 hereto (the "Optionholders") are the record and beneficial owners of options (the "Options") to purchase the number of depository receipts representing beneficial ownership of shares of Company Capital Stock (the "Option Shares") at the exercise prices set forth opposite each such Optionholder's name on Exhibit 2;

         WHEREAS, the persons listed on Exhibit 3 hereto (the "Warrantholders" and together with the Shareholders and the Optionholders, the "Holders") are the record and beneficial owners of warrants (the "Warrants") to purchase the number of depository receipts representing beneficial ownership of shares of Company Capital Stock (the "Warrant Shares") at the weighted average exercise prices set forth opposite each such Warrantholder's name on Exhibit 3;

         WHEREAS, each of the Holders has granted to the Stichting, through a power of attorney ("Power of Attorney") the power and authority to execute this Agreement and sell, assign, transfer and convey such Holder's interest in the Shares, Options and Warrants, as applicable, to the Holding; and

         WHEREAS, the Stichting and the Holders desire to sell and Holding desires to purchase the Shares, and the Holders elect to receive shares of common stock of Holding (the "Holding Common Stock"), par value $0.01 per share upon exercise of the Options and Warrants pursuant to an exchange agreement between the Optionholders and Warrantholders and Holding.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                THE ACQUISITION

         1.1 Purchase and Sale of the Shares. On the terms and subject to the conditions of this Agreement at the Closing (as defined in Section 2.1), the Stichting (i) hereby sells and transfers to Buyer, and Buyer hereby purchases and acquires from the Stichting, all right, title and interest of the Stichting in and to the Shares, free and clear of all Encumbrances (as defined in Section 3.7(c)), and (ii) on behalf of the Shareholders, hereby sells and transfers to Buyer, pursuant to the Shareholders' respective Powers of Attorney, and Buyer hereby purchases and acquires from the Stichting, all of the Shareholder's right, title and interest in and to the Shares, free and clear of all Encumbrances.

         1.2 Consideration for the Shares. The aggregate purchase price payable by Holding for the Shares shall equal NLG 45,202,364.04 (the "Unadjusted Share Purchase Price") consisting of (a) NLG 39,778,108.89 in cash plus (b) 1,172,511 shares of Holding Common Stock, subject to adjustment as provided in
Section 1.4. All cash payments due hereunder shall be made in NLG.

         1.3 Delivery and Payment. At the Closing, the Stichting, Holding, Buyer and the Company are executing a notarial deed transferring the Shares to Buyer, and the transfer is being registered in the shareholders' register of the Company. Immediately thereafter, Holding (a) is delivering (in the case of the Holding Common Stock as soon as possible but in any event within five business days of the Closing) to civil law notary H. van Wilsum (the "Notary"), on behalf of the Holders, by check or wire transfer of immediately available funds an amount in cash and Holding Common Stock equal to NLG 41,202,364.04, and (b) is delivering (in the case of the Holding Common Stock as soon as practicable but in any event within five business days of the Closing) to civil law notary H. van Wilsum (the "Escrow Agent") an amount, in cash and Holding Common Stock, equal in value to NLG 4,000,000.00, such amount to be derived from the respective Shareholders' pro rata portions of the aggregate cash and stock consideration set forth on Schedule 1.1, calculated based upon their respective ownership interests in the issued and outstanding Company Capital Stock (the "Escrow Funds"); such consideration to be held by the Escrow Agent pursuant to the terms of the Indemnification and Escrow Agreement attached hereto as Annex A (the "Escrow Agreement").

         1.4      Adjustment of Share Purchase Price.

                  (a) As soon as practicable, but in no event more than 90 days after the Closing Date (as defined in Section 2.1), Holding shall deliver to the Stichting a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with generally accepted accounting principles in effect in the Netherlands ("Dutch GAAP") as of the Closing Date; provided, that (A) no liabilities, accruals or reserves shall be reduced, modified or eliminated except by reason of payment or credit occurring in the ordinary course of business consistent with past practice, (B) such amounts will be determined without regard to any adjustments thereto in respect of or relating to the transactions


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                                                                               3

contemplated hereby or simultaneous or subsequent action, and (C) such amounts shall be determined by eliminating intercompany and affiliate accounts, other than accounts receivable and payable for goods and services provided in the ordinary course at costs equivalent to those that would be incurred between arm's-length third parties. Holding shall simultaneously deliver a related statement (the "Post-Closing Statement") setting forth the final Share Purchase Price (as defined in Section 1.4(d)), as calculated from such Closing Date balance sheet. Such balance sheet and related schedules supporting the Post-Closing Statement shall be audited by an audit team headed by Anthony F. Robbins of PriceWaterhouseCoopers and composed of members unaffiliated with any prior audits of the Company and shall be delivered together with their report thereon. Any currency translation required in preparation of the Post-Closing Statement shall be made as of the Closing Date.

                  (b) Within 45 days after the delivery of the Post-Closing Statement to the Stichting, the Stichting shall, on behalf of the Holders, either accept the amount of the final Share Purchase Price as set forth in the Post-Closing Statement as correct or object to the final Share Purchase Price as set forth in the Post-Closing Statement, specifying in reasonable detail in writing the nature of the objection(s). In the event the Stichting does not object to the final Share Purchase Price as set forth in the Post-Closing Statement within said 45-day period, the Stichting and the Holders shall be deemed to have accepted the final Share Purchase Price as so set forth. In the event the Stichting objects to the final Share Purchase Price, then, during a 45-day period subsequent to the receipt by Holding of notice of objection(s), the parties shall attempt in good faith to resolve any differences respecting such final Share Purchase Price as so set forth. In the event the parties are unable to resolve their differences within said 45-day period, the parties agree that the matter shall be submitted to KPMG (the "CPA Firm"), which the parties acknowledge to be a mutually acceptable firm of independent certified public accountants. The costs and expenses of the CPA Firm shall be borne equally by Holding and the Stichting. The CPA Firm shall resolve any disputed amounts and shall determine the final Share Purchase Price as promptly as practicable, but in any event within 60 days following submission of such matter to the CPA Firm. The CPA Firm's calculation of the final Share Purchase Price shall be delivered in writing to Holding and the Stichting. During the period from the date of delivery of the Post-Closing Statement to the Stichting through the date of resolution of any dispute regarding the final Share Purchase Price as contemplated by this Section 1.4, Holding shall provide the Stichting, the CPA Firm, to the extent applicable, and their respective agents and representatives reasonable access to all appropriate books, work papers, records (including those supplemental schedules prepared in connection with preparation of the Post-Closing Statement), facilities and employees of the Company and its Subsidiaries and their successors for purposes relevant to the review of such Post-Closing Statement and the resolution of any related dispute. Any determination of the final Share Purchase Price by the CPA Firm shall be final and binding on all parties hereto.

                  (c) Within five (5) Business Days after the determination of the final Share Purchase Price:

                           (i) If the amount of the final Share Purchase Price is more than the Unadjusted Share Purchase Price, then Holding shall pay, or cause to be paid, to the Stichting, on behalf of the Shareholders, in cash an amount equal any such difference between the final Share Purchase Price and the Unadjusted Share Purchase Price. Upon receipt of such payment, the Stichting shall promptly pay to each Shareholder its respective Shareholder Percentage of such payment. The "Percentage" of any Shareholder shall equal a fraction, the numerator of which is the NLG value of the Total Cash Consideration and Total Stock Consideration received by such Shareholder as set forth on Schedule 1.1 and the denominator is the NLG value of the Total Cash Consideration and Total Stock Consideration to be received by all Shareholders as set forth on Schedule 1.1.

                           (ii) If the amount of the final Share Purchase Price is less than the Unadjusted Share Purchase Price, the difference between the final Share Purchase Price and the Unadjusted Share Purchase Price shall be paid by the Escrow Agent to Holding in accordance with the terms of the Escrow Agreement, with the source of such payment being the Escrow Funds.

                  (d) As used herein the term "Share Purchase Price" shall mean the Unadjusted Share Purchase Price adjusted as follows: (A) in the event that either (i) Net Debt as of the Closing Date is less than NLG 33,507,000, the Unadjusted Share Purchase Price shall be increased by the difference between NLG 33,507,000 and Net Debt as of the Closing Date or (ii) Net Debt as of the Closing Date is greater than NLG 33,507,000, the Unadjusted Share Purchase Price shall be reduced by the difference between NLG 33,507,000 and Net Debt as of the Closing Date and (B) in the event that either (i) Working Capital as of the Closing Date is less than NLG 487,000, the Unadjusted Share Purchase Price shall be reduced by the difference between NLG 487,000 and Working Capital as of the Closing Date, or (ii) Working Capital as of the Closing date is greater than NLG 487,000, the Unadjusted Share Purchase Price shall be increased by the difference between NLG 487,000 and Working Capital as of the Closing Date; provided, that in the event (i) any aggregate adjustment pursuant to subclauses
(A) and (B) is less than NLG 1,000,000, no such aggregate adjustment shall be made, or (ii) any aggregate adjustment pursuant to subclauses (A) and (B) above is equal to or greater than NLG 1,000,000, such adjustment shall be made in its entirety. The term "Net Debt" shall mean all outstanding current and long term debt (debt means debt for borrowed monies including, but not limited to, loans, capital leases, monies owing to the sellers of companies acquired by the Company and liabilities classified as provisions on Schedules 1.4(d) and 3.4.2), less all cash and cash equivalents. The term "Working Capital" shall mean current assets (excluding cash and cash equivalents) less current liabilities (excluding the current portion of principal and interest in respect of any current and long term debt (debt means debt for borrowed monies including, but not limited to, loans, capital leases, and monies owing to the sellers of companies acquired by the Company and liabilities classified as provisions on Schedules 1.4(d) and 3.4.2), all as determined from a consolidated balance sheet of the Company and its Subsidiaries, prepared in accordance with Dutch GAAP AS of the Closing Date. Set forth on Schedule 1.4(d) is the calculation of the Net Debt and Working Capital Amounts set forth above.

         1.5 Amendment of Options and Warrants. On the terms and subject to the conditions of this Agreement, at the Closing each Optionholder and Exchange Warrant Holder and the Holding will enter into an arrangement whereby (i) each Optionholder is


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                                                                               5


amending each Optionholder's option agreement (the "Option Amendments") providing that each Optionholder agrees to receive that number of shares of Holding Common Stock set forth on Schedule 1.5 hereof in lieu of depository receipts to purchase Company Common Stock upon exercise of such Optionholder's Options and payment of the applicable exercise price and (ii) each Holder of Exchange Warrants is amending each Exchange Warrant Holder's warrant agreement (the "Warrant Amendments") providing that each Exchange Warrant Holder agrees to receive that number of shares of Holding Common Stock set forth on Schedule 1.5 hereof in lieu, of depository receipts to purchase Company Common Stock upon exercise of such Warrantholder's Warrants and payment of the applicable exercise price

         1.6 Payment Obligations. The parties agree that upon delivery by Holding of the Unadjusted Share Purchase Price (including by way of delivery of Holding Common Stock) to the Notary, pursuant to Section 1.3 hereof and to the Stichting pursuant to Section 1.4(c), Holding shall have fulfilled its payment obligations to the Stichting and the Holders, and shall have no obligations or liability to the Stichting or the Holders for any payments under this Agreement. Upon the receipt of such payments the Notary or the Stichting, as the case may be, shall be solely responsible and liable for the delivery of such payments to the Holders, which payments shall be made to the Holders in accordance with the terms of this Agreement.

                                   ARTICLE II

                                  THE CLOSING

         2.1 Date of Closing. The consummation of the purchase and sale of the Shares contemplated hereby (the "Closing") is taking place on the date hereof, at the offices of Baker & McKenzie in Amsterdam. The date on which the Closing is effected is referred to in this Agreement as the "Closing Date." At the Closing, the parties shall execute and deliver the documents referred to in
Article VII.

                                  ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
          THE MANAGEMENT SHAREHOLDERS AND THE STICHTING OF THE COMPANY

         The Management Shareholders and the Stichting make the following representations and warranties to Holding and Buyer each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Holding or Buyer or any representative thereof. Where a reference is made to the knowledge of the Management Shareholders, a reference is made to such knowledge of each of the Management Shareholders, having made all reasonable inquiries of the Company, the Subsidiaries and their officers, auditors, and legal advisors and taking into account that all of the Management Shareholders are employees of the Company and/or its Subsidiaries.

         3.1      Corporate Organization.

                  (a) The Company is a corporation duly organized and validly existing under the laws of the Netherlands, and has all requisite corporate power and authority to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. The Company is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it. The jurisdictions in which the Company is so qualified are listed on Schedule 3.1(a). The Company has provided to Holding complete and correct copies of its Deed of Incorporation, as amended to date (certified by the competent authority of the jurisdiction of incorporation of the Company within 30 days of the date hereof).

                  (b)      Each of the subsidiaries of the Company listed on
Schedule 3.1(b) (each a "Subsidiary" and collectively, the "Subsidiaries") is a corporation duly organized and validly existing under the laws of its jurisdiction of organization or incorporation as set forth on Schedule 3.1(b), and each of the Subsidiaries has all requisite corporate power and authority to own, lease, and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted or proposed to be conducted pursuant to existing plans. Each of the Subsidiaries is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned, leased or operated by it or the business conducted by it. The jurisdictions in which the Subsidiaries are so qualified are listed on Schedule 3.1(b). Except as set forth on Schedule 3.1(b) and other than the Subsidiaries the Company does not (i) own, of record or beneficially, directly or indirectly, any equity or other proprietary interest in, (ii) except for the agreement to acquire Adverbe (as defined herein), possess the right to acquire any such interest, contingent or otherwise in, or (iii) otherwise control, whether through control over the composition of the board of directors, or by contract or proxy, any other corporation, partnership, joint venture, limited liability company, business enterprise or other entity (together with natural persons, "Persons").

                  (c) The lawfully appointed directors of Stichting Beheer Derdengelden H.D.M. are Jules T.H.M. Kortenhorst, Peter E. Dekker and Joost van Gaal.

         3.2      Authority; Absence of Conflicts.

                  (a) The Company has full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, subject to the limitations imposed on the Company by
Article 2:207c BW (Dutch Civil Code). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Board of Managing Directors (Bestuur) and the Supervisory Board of Directors (Raad van Commissarissen) of the Company, and no other corporate actions on the part of the Company are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes a valid and binding obligation of Holding and Buyer, constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

                  (b) Except as set forth on Schedule 3.2(b) hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will
(i) conflict with or violate any provision of the Deed of Incorporation or other organizational documents of the Company or any Subsidiary, (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any Material Contract (as defined in Section 3.13) to which the Company or any Subsidiary is a party or by which their respective assets or properties are bound, (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any Material Contract to which the Company or any Subsidiary is a party or by which their respective assets are bound or in or with respect to the capital stock, business, assets or properties of the Company or any Subsidiary, (iv) result in the creation of any Encumbrance on the capital stock, business, assets or properties of the Company or any Subsidiary, (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling, treaty, convention or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal (each, a "Governmental Entity") to which the Company, any Subsidiary or any of their respective assets or properties are subject, or (vi) require the Company or any Subsidiary to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity ("Company Consents").

         3.3      Outstanding Capital Stock.

                  (a) The authorized Company Capital Stock consists of 12,500,000 shares of capital stock, nominal value NLG 0.04 per share, of which 6,337,774 shares are issued and outstanding. No other classes of capital stock of the Company are authorized or outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable, and none of such shares has been issued in violation of any preemptive rights of shareholders.

                  (b) The authorized capital stock, and the issued and outstanding shares, of each Subsidiary is as set forth on Schedule 3.3(b). Except as set forth in Schedule 3.3(b) all the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by one or more wholly-owned subsidiaries of the Company or by the Company and one or more such Subsidiaries, free and clear of all Encumbrances.

                  (c) Except for the Options for the purchase of 1,204,178 depository receipts representing a beneficial interest in shares of Company Capital Stock issued under the Company's Stock Option Plan, the Warrants for the purchase of 373,925 depository receipts representing a beneficial interest in shares of Company Capital Stock, depository receipts issued by the Stichting and that certain promissory note between the Company and Breydon Ltd., there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Company or any Subsidiary any shares of the capital stock or any other security of the Company or any Subsidiary, and there is no outstanding security of any kind convertible into such capital stock or other security. Schedule 3.3(c) sets forth a list of such Optionholders and Warrantholders and the respective number of Options and/or Warrants held by each. There are no stock appreciation or similar rights to participate in the value of the equity of the Company or any Subsidiary.

         3.4 Financial Statements. The Company has delivered to Holding true and complete copies of (a) the audited balance sheet of the Company and its consolidated Subsidiaries at December 31, 1998 and the related statements of income (including explanatory notes thereto), changes in shareholders' equity, and cash flows for the year then ended, certified by the Company's independent public accounting firm, and (b) an unaudited balance sheet of the Company and its consolidated Subsidiaries at June 30, 1999 and related statements of income, changes in shareholders' equity, and cash flows for the period then ended (collectively, the "Financial Statements"). The unaudited balance sheet at June 30, 1999 (the "6/30/99 Balance Sheet") is attached hereto as Schedule 3.4(a)(i) and a proforma balance sheet at June 30, 1999 setting certain proforma adjustments to the 6/30/99 Balance Sheet is attached hereto as Schedule 3.4(a)(2). Except as set forth on Schedule 3.4(a), the Financial Statements have been prepared in accordance with Dutch GAAP consistently applied throughout the periods involved and such balance sheets, including the related notes, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of the Company and its consolidated Subsidiaries at the dates indicated and such statements of income, changes in stockholders' equity and cash flow fairly present the results of operations, changes in stockholders' equity and cash flows of the Company and its consolidated Subsidiaries for the periods indicated; provided, however, that the unaudited financial statements included in the Financial Statements do not contain footnotes and are subject to normal year-end adjustments (all of which are of a recurring nature and none of which individually or in the aggregate would have a Company Material Adverse Effect). As used in this Agreement, "Company Material Adverse Effect" means any change, effect, event or circumstance that (a) is, or could reasonably be expected to be, materially adverse to the assets, business, financial condition, prospects, liabilities or results of operations (including, but not limited to, trailing and prospective earnings before interest, taxes, depreciation or amortization) of the Company and the Subsidiaries, taken as a whole, or (b) materially impairs the ability of the Company to perform its obligations under this Agreement. References in this Agreement to the "Balance Sheet" shall mean the 6/30/99 Balance Sheet of the Company and its Subsidiaries referred to above, and references in this Agreement to the "Balance Sheet Date" shall be deemed to refer to June 30, 1999.

         3.5 Absence of Undisclosed Liabilities; Indebtedness. Except as set forth on Schedule 3.5 hereto, neither the Company nor any Subsidiary has any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation, or responsibility, whether fixed or contingent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured, whether due or to become due and whether arising out of transactions entered into or any condition or state of facts existing on or prior to the date hereof (collectively, "Liabilities") except, (a) Liabilities set forth on the Balance Sheet and (b) Liabilities which have arisen after the date of the Balance Sheet Date in the ordinary course of business consistent with past practice, all of which are accurately and fairly reflected in the books and records of the Company and which will not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect. Except as set forth on Schedule 3.5 hereto, neither the Company nor any Subsidiary has any outstanding (a) indebtedness for borrowed money, (b) Liabilities evidenced by bonds, debentures, notes or other similar instruments, (c) Liabilities in respect of rent or other amounts due under a lease to which the Company or any Subsidiary is a party that is required to be classified and accounted for as a capitalized lease under Dutch GAAP, (d) Liabilities incurred or assumed as the deferred purchase price of property, or pursuant to conditional sale obligations (excluding trade accounts payable arising in the ordinary course of business consistent with past practice), (e) Liabilities relating to the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, or (e) Liabilities in respect of guarantees by the Company or any Subsidiary of items referred to in clauses (a) through (d) above of other Persons (collectively, "Indebtedness").

         3.6      Absence of Material Changes. Except as set forth on Schedule
3.6 hereto, since the Balance Sheet Date, the Company and each Subsidiary has conducted its business in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Schedule 3.6 hereto and as otherwise contemplated by this Agreement, since the Balance Sheet Date, neither the Company nor any Subsidiary has:

                  (a) incurred any Liabilities, other than Liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any Encumbrance, or paid any Liability, other than the payment of any Liabilities in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any Liabilities, which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to it, its business as now conducted or any of its assets or properties;

                  (b) suffered any damage, destruction or loss of physical property or goods resulting in costs or expenses to the Company or any of the Subsidiaries in excess of NLG 100,000 whether or not covered by insurance;

                  (c) created, incurred, assumed or guaranteed any Indebtedness or subjected to any Encumbrance any of its assets or properties, tangible or intangible, except for Permitted Liens (as defined in Section 3.7(b));

                  (d) sold, assigned or transferred any of its assets or properties or compromised any of its Liabilities, except, in each such case, in the ordinary course of business consistent with past practice;

                  (e)      experienced any Company Material Adverse Effect;

                  (f) made any capital expenditures or capital additions or betterments in excess of an aggregate of NLG 100,000; provided that the Company and its Subsidiaries have timely made the capital expenditures contemplated by the Company's 1999 fiscal year budget, attached as Schedule 3.6(f);

                  (g)      revalued any of its assets or properties;

                  (h) made or suffered any amendment or termination of any Material Contract or waived or compromised any substantial debts or claims held by it, or waived or compromised any rights of substantial value, whether or not in the ordinary course of business;

                  (i) made any change in any financial or tax accounting method, principle or practice (including, without limitation, practices regarding accrual methods or policies regarding reserves) or in its method of applying any such principle or practice;

                  (j) paid any dividends or made any distributions (however characterized and whether payable in cash, additional shares of stock or other property) in respect of any shares of its capital stock;

                  (k) repurchased or redeemed any shares of its capital stock or the stock of any Subsidiary not wholly-owned;

                  (1) issued any additional shares of its capital stock or granted any right, subscription, warrant, call, option or any other securities convertible into or exchangeable for shares of its capital stock or right to participate in the equity thereof;

                  (m) increased the salaries or other compensation of, altered any bonus or incentive arrangement or made any advance or loan to, any officer, director or employee of the Company or any Subsidiary ("Employee");

                  (n) provided any Employee with any increased security or tenure of employment;

                  (o) increased the amounts payable to any Employee upon the termination of any such person's employment or upon the consummation of this transaction;

                  (p) suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct its business and operations;

                  (q) adopted, amended or revised the terms of any Benefit Plan (as defined in Section 3.16) with respect to the benefits granted to or for the benefit of any of the present or former Employees thereunder, other than as required by law;

                  (r) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character;

                  (s) acquired (by merger, share exchange, consolidation, combination or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; or

                  (t) entered into any agreement to do, or taken any steps toward doing, any of the foregoing.

         3.7      Real Property.


                  (a)      The Company does not own any real property.

                  (b) Schedule 3.72(b) hereto sets forth a complete list of all real property leased by the Company or any Subsidiary (the "Leased Real Property" and all other rights, licenses and interests of the Company and the Subsidiaries in real property are collectively referred to herein as the "Real Property"). The Company has made available to Holding true and correct copies of all leases, subleases and licenses in the Company's or any Subsidiary's possession relating to any of the Real Property. None of the Real Property reflected in the Balance Sheet has been disposed of, and no Real Property has been acquired by the Company or any Subsidiary since the date of the Balance Sheet.

                  (c) Except for (i) liens disclosed on Schedule 3.7(c) hereto, (ii) liens for current Taxes (as defined in Section 3.18(h)) not yet delinquent and duly accrued for on the Balance Sheet, or, if more recent, otherwise accrued for in the Company's books and records, (iii) covenants, conditions and restrictions of record, none of which materially impairs the use of such property in the manner currently used or impairs the ability of the Company or any Subsidiary to deliver good title to such Real Property, and (iv) any mechanic's, workmen's, repairmen's, materialmen's, contractor's, warehousemen's, carrier's, supplier's or vendor's lien, if payment is not yet due on the underlying obligation and duly accrued for on the Balance Sheet, or, if more recent, otherwise accrued for in the Company's books and records (the "Permitted Liens"), the Company or a Subsidiary has a valid leasehold interest in all Leased Real Property, free and clear of any mortgage, pledge, security interest, lien, claim, charge, license, conditional sales contract, restriction, reservation, option, right of first refusal or other encumbrance of any nature whatsoever (collectively, "Encumbrances"). Except as set forth on Schedule 3.7(c), the Company or a Subsidiary has good title to all structures, plants, leasehold improvements, systems, fixtures and other property located on or about any of the Leased Real Property and which are owned by the Company or a Subsidiary, as reflected in the Balance Sheet or otherwise used by the Company or a Subsidiary, free and clear of any Encumbrances except for Permitted Liens, and none of such assets is subject to any Contract (as defined in Section 3.13) for its use by any Person other than the Company or a Subsidiary.

                  (d) Each of the leases and subleases relating to the Leased Real Property is in full force and effect, there is no material default by the Company or a Subsidiary (or to the knowledge of the Company, by the lessor) under any such lease or sublease, and, except as set forth on Schedule 3.7(d), each such lease and sublease will remain in full force and effect following the Closing without any modification in the rights or obligations of the parties under any such lease or sublease.

                  (e) Except as set forth on Schedule 3.7(e) hereto, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any additional mechanic's, materialmen's, workmen's, repairmen's, carrier's or similar Encumbrance aggregating in excess of NLG 100,000.

                  (f) The structures, plants, improvements, systems and fixtures (including, without limitation, storage tanks or other impoundment vessels, whether above or below ground) located on each parcel of Real Property comply in all material respects with all applicable laws, ordinances, rules, regulations and similar governmental and regulatory requirements, and are in good operating condition and repair, ordinary wear and tear excepted. Each such parcel of Real Property (in view of the purposes for which it is currently used) conforms in all material respects with all covenants or restrictions of record and conforms with all applicable building codes and zoning requirements and there is not, to the knowledge of the Management Shareholders, any proposed change in any such governmental or regulatory requirements or in any such zoning requirements. All existing material electrical, plumbing, fire sprinkler, lighting, air conditioning, heating, ventilation, elevator and other mechanical systems located in or about the Real Property are in good operating condition and repair, ordinary wear and tear excepted.

                  (g) The Real Property includes all material easements, rights-of-way and similar rights necessary to conduct the Company's and its Subsidiaries' business as presently conducted and to use all of their Real Property as currently used. No such material easement or right will be breached by, nor will any party thereto be given a right of termination as a result of, the transactions contemplated by this Agreement.

                  (h) Except as set forth on Schedule 3.7(h) the Company and its Subsidiaries do not have any continuing liability in respect of any other property formerly owned or occupied by them either as the original contracting party or by virtue of any direct covenant having been given or under any guarantee agreement or as surety for the obligations of any other person in respect of any Real Property.

                  (i) There is no matter of which the Company and its Subsidiaries is or ought to be aware on reasonable enquiry which adversely affects the commercial use of any Real Property by the Company.

         3.8      Tangible Personal Property.

                  (a) The Company or a Subsidiary has good title to all machinery and equipment, tools, spare and maintenance parts, furniture, vehicles and all other tangible personal property (collectively, the "Tangible Personal Property") owned by the Company or a Subsidiary, free and clear of any Encumbrance of any kind or nature whatsoever, except for Permitted Liens. All material items of Tangible Personal Property currently owned or used by the Company or a Subsidiary as of the date hereof are in good operating condition and repair, ordinary wear and tear excepted, are physically located at or about the Company's or a Subsidiary's place of business and are owned outright, or validly leased by the Company or a Subsidiary. Except as set forth on Schedule 3.8(a) hereto, the owned and leased Tangible Personal Property consists of all tangible personal property necessary for the operation of the business of the Company and its Subsidiaries as currently conducted or as currently contemplated to be conducted.

                  (b) Schedule 3.8(b) hereto sets forth a complete and correct list of all material Tangible Personal Property leases to which the Company or a Subsidiary is a party, together with a brief description of the property leased. The Company has made available to Holding complete and correct copies of each lease (and any amendments thereto) listed on Schedule 3.8(b). Except as set forth on Schedule 3.8(b): (i) each such lease is in full force and effect; (ii) all lease payments due to date on any such lease have been paid, and neither the Company nor any Subsidiary nor (to the knowledge of the Management Shareholders) any other party is in default under any such lease, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or a Subsidiary or (to the knowledge of the Management Shareholders) any other party under such lease; and (iii) to the knowledge of the Management Shareholders, there are no defaults alleged against the Company or a Subsidiary by any other party with respect to any such lease.

         3.9 Accounts Receivable. The accounts receivable and notes receivable (collectively, the "Accounts Receivable") reflected on the Balance Sheet are, and the Accounts Receivable of the Company and its Subsidiaries created from and after the date of the Balance Sheet to the Closing Date will be, free and clear of any Encumbrance. Except as set forth on Schedule 3.9, all existing Accounts Receivable of the Company and its Subsidiaries (i) arose from bona fide sales of goods or services in the ordinary course of business consistent with past practice, (ii) are accurately and fairly reflected on the Balance Sheet or, with respect to Accounts Receivable of the Company and its Subsidiaries created after the date thereof and through the date of this representation and warranty, are accurately and fairly reflected in the books and records of the Company, and (iii) are valid and collectible, net of the reserve for uncollectible accounts reflected on the Balance Sheet, and there is no contest, claim or right of set-off asserted by any maker of any such Account Receivable relating to the amount or validity thereof.

         3.10 Accounts Payable. Except as set forth on Schedule 3.10 hereto, all accounts payable of the Company and its Subsidiaries (i) arose from bona fide purchases in the ordinary course of business and consistent with past practice, and (ii) are accurately and fairly reflected on the Balance Sheet or, with respect to accounts payable of the Company and its Subsidiaries created after the Balance Sheet Date and through the date of this representation and warranty, are accurately and fairly reflected in the books and records of the Company consistent with past practices.

         3.11 Euro Compliance. Except as set forth on Schedule 3.11 Currency-Sensitive Systems are Euro Compliant. "Currency-Sensitive Systems" means any software, microcode or hardware system or component, including any business computer system or software application to support pricing, payment or accounting by the Company or any Subsidiary for goods and services in the unit of single currency as defined in Counsel Regulations (EC) No. 1103/97 of 17 June 1997 (the "Euro"). "Euro Data" means any data of any type that includes Euro currency information or which is otherwise derived from, dependent on or related to Euro currency information. "Euro Compliant" means, with respect to Currency-Sensitive Systems, that each such system accurately processes all Euro Data, without any loss of functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Euro Data, when used with a stand alone system or in combination with other software or hardware.

         3.12 Year 2000 Compliance. Set forth on Schedule 3.12 is a description of all actions and testing taken by the Company and its Subsidiaries to ensure that all Date-Sensitive Systems are Year 2000 Compliant. To the knowledge of the Management Shareholders as set forth on Schedule 3.12 is a listing of all deficiencies in the Company's and the Subsidiaries' Date-Sensitive Systems rendering such systems not Year 2000 Compliant. "Date-Sensitive System" means any software, microcode or hardware system or component, including any electronic or electronically controlled system or component, that processes any Date Data and that is installed, in development or on order by the Company or any Subsidiary for its internal use, or which the Company or any Subsidiary sells, leases, licenses, assigns or otherwise provides, or the benefit of which the Company or any Subsidiary provides, to its customers, vendors, suppliers, affiliates or any other third party. "Date Data" means any data of any type that includes date information or which is otherwise derived from, dependent on or related to date information. "Year 2000 Compliant" means, with respect to Date-Sensitive Systems, that each such system accurately processes all Date Data, including for the twentieth and twenty-first centuries, without loss of any functionality or performance, including, but not limited to, calculating, comparing, sequencing, storing and displaying such Date Data (including all leap year considerations), when used as a stand-alone system or in combination with other software or hardware.

         3.13     Contracts.

                  (a) Except as set forth on Schedule 3.13(a) hereto, neither the Company nor any Subsidiary is a party to, or subject to:

                           (i) any contract, agreement, license, lease arrangement or understanding, whether oral or written ("Contract"), or series of related Contracts, (A) which involves annual expenditures or receipts by the Company and its Subsidiaries of more than NLG 100,000 or (B) which provides for performance, regardless of amounts, over a period in excess of one year after the date of such contract, arrangement or commitment;

                           (ii) any license or royalty Contract, whether as licensor or licensee;

                           (iii)    any Contract with suppliers or customers;

                           (iv) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or other Contract relating to or evidencing Indebtedness or a security interest in or mortgage on the assets of the Company or any Subsidiary;

                           (v) any warranty, indemnity or guaranty issued by the Company or any Subsidiary (other than customary product warranties provided by the Company or any Subsidiary in the ordinary course of business, a description of which is set forth on Schedule 3.13(a) and the form or forms of which have previously been provided to Holding);

                           (vi) any Contract for capital expenditures or the acquisition or construction of fixed assets;

                           (vii) any Contract granting to any Person the right to use any property or property right of the Company or any Subsidiary, including any lease;

                           (viii) any Contract granting to any Person a right of first refusal, first or similar preferential right to purchase or acquire any assets or properties of the Company or any Subsidiary;

                           (ix) any Contract restricting the right of the Company or any Subsidiary to engage in any business activity or to compete with any business;

                           (x)      any joint venture, partnership or similar
                  Contract;

                           (xi) any management service, investment advisory, investment banking, or other similar Contract;

                           (xii) any outstanding proxy, power of attorney or similar delegation of authority of the Company or any Subsidiary;

                           (xiii) any other material Contract not made in the ordinary course of business and consistent with past practice; or

                           (xiv) any outstanding offer or commitment to enter into any Contract of the nature described in subsections (i) through (xiv) of this Section 3.13(a).

                  (b) Schedule 3.13(b) hereto contains an accurate and complete list of all Contracts which are currently in effect between the Company or any Subsidiary and any of the following: (i) each director, officer, shareholder or affiliate of the Company or any Subsidiary; (ii) the spouses, children, grandchildren, siblings, parents, grandparents, uncles, aunts, nieces, nephews or first cousins of any director or officer of the Company or any Subsidiary or the spouses of any of the foregoing Persons (collectively, "near relatives"); (iii) any trust for the benefit of any director or officer of the Company or any Subsidiary or any of their respective near relatives; and (iv) any Person owned or controlled by any director or officer of the Company or any Subsidiary or any of their respective near relatives. (The Contracts described in Schedule 3.13(a) and Schedule 3.13(b) are collectively referred to herein as "Material Contracts").

                  (c) The Company has made available to Holding complete and correct copies of each written Material Contract (and any amendments thereto), and Schedule 3.13(a) and Schedule 3.13(b) contain accurate summary descriptions of all oral Material Contracts. Except as set forth on Schedule 3.13(c) hereto: (i) each Material Contract is in full force and effect; (ii) none of the Company, any Subsidiary nor, to the knowledge of the Management Shareholders, any other party is in default under any such contract, and no event has occurred which constitutes, or which with the lapse of time or the giving of notice or both would constitute, a default by the Company, any Subsidiary or, to the knowledge of the Management Shareholders, by any other party under such contract; and (iii) to the knowledge of the Management Shareholders, there are no defaults alleged against the Company or any Subsidiary by any other party with respect to any such Contract.

         3.14 Legal Proceedings. Except as set forth on Schedule 3.14 hereto, there are no suits, actions, proceedings (including, without limitation, arbitral and administrative proceedings), claims or governmental investigations or audits pending or, to the knowledge of the Management Shareholders, threatened, by or against the Company, any Subsidiary or their respective properties, assets or business, Employees or agents in connection with the business of the Company or any Subsidiary. There are no such suits, actions, proceedings, claims or investigations pending or, to the knowledge of the Management Shareholders, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. Except as set forth on Schedule 3.14, there is no judgment, order, writ, injunction, decree or award (whether issued by a Governmental Entity or otherwise) to which the Company or any Subsidiary is a party or otherwise subject, or involving the property, assets or business of the Company or any Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or any Subsidiary.

         3.15 Labor Matters. Except as set forth on Schedule 3.15 no union, works council or other labor organization is certified or recognized as collective bargaining agent to represent any Employees and the Management Shareholders do not have knowledge of any campaign currently in progress to seek representation with respect to any Employees. Neither the Company nor any Subsidiary is a party to, the subject of, involved in or, to the knowledge of the Management Shareholders, threatened by any labor dispute, unfair labor practice charge, strike, work stoppage, work slowdown, picketing, boycott, handbilling or other concerted action by or on behalf of any Employees.

         3.16     Employee Benefit Plans.

                  (a) For purposes of this Agreement, "Benefit Plan" means and includes (i) any employment, consulting, severance or other compensation Contract, (ii) any deferred compensation, stock ownership, executive compensation, bonus or other incentive compensation, supplemental retirement, vacation pay, sickness, disability, death benefit, retiree medical or life insurance, employee stock option or stock purchase, employee discount, club membership, educational assistance, severance pay, termination or salary continuation plan, arrangement or practice (whether provided through insurance, on a funded or unfunded basis or otherwise), and (iii) each other employee benefit plan, program or arrangement which relates to any of the Employees or former Employees or in respect of which the Company or any Subsidiary has any Liability or obligation (contingent or otherwise).

                  (b) Other than with respect to employment agreements for call center employees not involving more than NLG 100,000 in any one instance,
Schedule 3.16(b) sets forth a complete and correct list of all Benefit Plans, and summary of oral Benefit Plans, if any, and the Company has delivered complete and correct copies of all such written Benefit Plans.

                  (c) Except as set forth on Schedule 3.16(c), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any Employee or former Employee, (ii) materially increase any benefits otherwise payable under any Benefit Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits. With respect to each Benefit Plan, the Company has made available to Holding complete and correct copies of all material descriptions distributed to Employees or set forth in any manuals or other documents, the text of the Benefit Plan and of any trust, insurance or annuity Contract maintained in connection therewith, and the most recent actuarial reports, if any, relating to the Benefit Plan.

                  (d) All contributions required to be made to or with respect to each Benefit Plan with respect to the service of Employees, former Employees or other individuals with the Company or any Subsidiary prior to the date hereof have been made or have been accrued for in the Balance Sheet or in the books and records of the Company for periods after the date of the Balance Sheet, as applicable.

                  (e) Except as set forth on Schedule 3.16(e) hereto, each Benefit Plan has in all material respects been administered to date in accordance with applicable laws and with the terms and provisions of all documents or contracts pursuant to which such Benefit Plan is maintained, except as otherwise permitted by law; there is no dispute, arbitration, claim, suit or grievance pending or, to the knowledge of Management Shareholders, threatened, involving a Benefit Plan (other than routine claims for benefits), and, there is not, to the knowledge of Management Shareholders, any basis for such a claim; none of the Benefit Plans nor, to the knowledge of Management Shareholders, any fiduciary thereof (in such Person's capacity as such) has been the direct or indirect subject of an order of, or, to the knowledge of Management Shareholders, an investigation by, a Governmental Entity; and there are no matters pending as to which the Company or any Subsidiary has received notice from any Governmental Entity or otherwise with respect to a Benefit Plan.

                  (f) None of the Benefit Plans provide for post-retirement life insurance or health benefits coverage for any participant or any beneficiary of a participant.

         3.17     Environmental Matters.

                  (a)      Except as disclosed on Schedule 3.17 hereto:

                           (i) the Company, its Subsidiaries and their respective operations have been and are, and the Real Property during the period that it is or was owned, operated or leased by or for the Company or any Subsidiary is or was, in material compliance with all applicable Environmental Laws (as defined in Section 3.17(c)) and the Company or a Subsidiary obtained, currently maintains and is in compliance with any permit, authorization, license or similar approval required by Environmental Laws and to the knowledge of the Management Shareholders there are not any facts, circumstances or conditions that could reasonably be expected to interfere with such continued material compliance or require capital expenditures in excess of NLG 100,000 to maintain such compliance;

                           (ii) no judicial or administrative proceedings are pending or, to the knowledge of the Management Shareholders, threatened, against the Company, any Subsidiary or the Real Property as owned, operated or leased by or on behalf of the Company and its Subsidiaries, alleging the violation of or seeking to impose liability under or pursuant to any Environmental Law, and there are no investigations pending or, to the knowledge of the Company, threatened, under or pursuant to Environmental Laws against the Company, any Subsidiary or the Real Property as owned, operated or leased by or on behalf of the Company or its Subsidiaries;

                           (iii) neither the Company nor any Subsidiary has received any written notice or other communication indicating or otherwise alleging that the Company or any Subsidiary is or could be liable for the cost of investigating, remediating or otherwise addressing Hazardous Material (as defined in Section 3.17(c)) under Environmental Laws;

                           (iv) neither the Company nor its Subsidiaries are subject to any outstanding Environmental Costs and Liabilities (as defined Section 3.17(c)) in the aggregate in excess of NLG 100,000 and, there are not, to the knowledge of the Management Shareholders, any facts, circumstances or conditions relating to, arising from, associated with or attributable to the operations of the Company, any Subsidiary or any Real Property as owned, operated or leased by or on behalf of the Company or any Subsidiary that could reasonably be expected to result in the Company or any Subsidiary incurring Environmental Costs and Liabilities in the aggregate in excess of NLG 100,000;

                           (v) there is not now, nor, to the knowledge of the Management Shareholders, has there been in the past, on, in or under any Real Property at the time owned, leased or operated by the Company or any Subsidiary (x) any underground storage tanks, above-ground storage tanks, dikes or impoundments containing Hazardous Material, (y) any asbestos-containing materials, or (z) any polychlorinated biphenyls; and

                           (vi) neither the Company nor any Subsidiary has filed any notice under Environmental Laws indicating past or present treatment, storage or disposal of hazardous wastes or reporting a Release (as defined Section 3.17(c)) of Hazardous Material.

                  (b) The Company has made available to Holding copies of all environmentally related audits, assessments, studies, reports, analyses and results of investigations of any Real Property that are in the Company's or its Subsidiaries' possession, custody or control.

                  (c) For purposes of this Agreement, the following terms have the following definitions:

                           (i) "Environmental Costs and Liabilities" means any and all losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies and remedial action) arising from or under any Environmental Law or any agreement with any Governmental Entity or other Person thereunder or pursuant thereto.

                           (ii) "Environmental Law" means any applicable law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety, as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

                           (iii) "Hazardous Material" means any substance, material or waste that is regulated by any Governmental Entity as hazardous, toxic or words of similar meaning, including, without limitation, any material, substance or waste that is defined as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste" or "toxic substance" under any provision of Environmental Law, as well as petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

                           (iv)     "Real Property", for purposes of this
                  Section 3.17 only, means any real property currently or formerly owned, operated or leased by or for the Company or any Subsidiary.

                           (v)      "Release" means any release, spill,
                  emission, migration, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment.

         3.18     Tax Matters. Except as disclosed on Schedule 3.18 hereto:

                  (a) Except as set forth on Schedule 3.18(a) all material Tax Returns (as defined in Section 3.18(h)) required to be filed by or with respect to the Company or any Subsidiary have been timely filed. The Company and its Subsidiaries have timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to them. With respect to any period for which Taxes are not yet due, the Company has made sufficient current accruals for all such Taxes in its financial statements (including the Financial Statements). The Company and its Subsidiaries have made all required estimated Tax payments sufficient to avoid any penalties. The Company and its Subsidiaries have withheld and paid all Taxes required by all applicable laws to be withheld or paid in connection with any amounts paid or owing to any Employee, creditor, independent contractor or other third party. Schedule 3.18(a) sets forth each jurisdiction in which the Company or any Subsidiary paid Taxes or filed a Tax return since January 1, 1997, including the type of Taxes paid.

                  (b) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any Subsidiary for any taxable period, and no power of attorney granted by or with respect to the Company or any Subsidiary relating to Taxes is currently in force. No closing agreement has been entered into by or with respect to the Company or any Subsidiary. No audit or other proceeding by any Governmental Entity is pending or threatened in writing, in regard to any Taxes due from or with respect to the Company or any Subsidiary or any Tax Return filed by or with respect to the Company or any Subsidiary. No assessment of Taxes is proposed against the Company or any Subsidiary or any of their respective assets.

                  (c) Neither the Company nor any Subsidiary is party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax allocation agreement, Tax indemnity agreement, or any other similar Contract.

                  (d) The Company has made available complete copies of (i) all filed Tax Returns of the Company or any Subsidiary relating to the taxable periods since January 1, 1995, (ii) any audit report issued since January 1, 1995 relating to Taxes due from or with respect to the Company or any Subsidiary, its income, assets or operations, and (iii) any extensions of the statute of limitations with respect to any Taxes due from or with respect to the Company or any Subsidiary, their income, assets or operations. All income and franchise Tax Returns filed by or on behalf of the Company or any Subsidiary other than for those for the taxable years ended on the respective dates set forth on Schedule 3.18(d) hereto have been examined by the relevant taxing authority or the statute of limitations with respect to such Tax Returns has expired.

                  (e) Except as set forth on Schedule 3.18(e), since January 1, 1995, no claim has been made in writing addressed to the Company or any Subsidiary by a taxing authority in a jurisdiction where the Company or a Subsidiary does not file Tax Returns asserting that the Company or any Subsidiary is or may be subject to taxation in that jurisdiction.

                  (f) There are no Encumbrances as a result of any unpaid Taxes, other than Taxes not yet due and payable, upon any of the assets of the Company or any Subsidiary.

                  (g) Except as set forth on Schedule 3.18 neither the Company nor any Subsidiary has been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes.

                  (h) "Taxes" shall mean all taxes, charges, fees, levies, duties and other similar governmental assessments, including, without limitation, (i) income, gross receipts, ad valorem, premium, value added, excise, real property, personal property, sales, use, transfer, withholding, employment, social insurance, payroll, medicare, and franchise taxes imposed by any body of the European Union, any state, local or foreign government, or any subdivision, agency, or other similar Person and (ii) any interest, fines, penalties, assessments, reassessments or additions to Taxes resulting from, attributable to, or incurred in connection with any Tax or any contest, dispute, or refund thereof. "Tax Returns" shall mean reports, returns and statements required to be supplied to a taxing authority in connection with Taxes.

         3.19 Insurance. Schedule 3.19 hereto sets forth a complete and correct list and brief summary description of all insurance policies carried by, or covering, the Company or any Subsidiary with respect to their respective business. Complete and correct copies of each such policy have been made available to Holding. All such policies are in full force and effect for such amounts as are sufficient to provide adequate insurance coverage for the assets, properties and operations of the Company and its Subsidiaries and for all material risks customarily insured against by a Person engaged in a similar business. All such insurance will remain in full force and effect with respect to periods before the Closing after giving effect to the transactions contemplated hereby. No notice of cancellation has been received with respect to any such policy. All premiums due thereon have been paid in a timely manner and no event has occurred, including, without limitation, the failure of the Company or any Subsidiary to give any notice or information or the Company's or any Subsidiary's giving inaccurate or erroneous notice or information, which materially limits or impairs the rights of the Company or any Subsidiary under any such insurance policies. Except as set forth on Schedule 3.19, there are no pending claims or, to the knowledge of the Management Shareholders, threatened claims, under the Company's or any Subsidiary's insurance policies with respect to the Company's or any Subsidiary's property or assets.

         3.20 Books and Records. True and correct copies of the Company's and each Subsidiary's meeting minutes and shareholder register have been provided to Holding. Schedule 3.20 contains a list of all material transactions approved by the Board of Managing Directors, Supervisory Board of Directors or Shareholders, as applicable, of the Company and its Subsidiaries. The stock record books accurately reflect all transactions in shares and depository receipts of the Company's and each Subsidiary's capital stock. All accounting, financial, reporting, business, tax, corporate and other similar books and records of the Company and each Subsidiary accurately reflect the business and financial condition of the Company or such Subsidiary. Except as set forth on
Schedule 3.20 hereto, all of the records, data, information, databases, systems and controls maintained, operated or used by the Company or any Subsidiary in connection with the conduct or administration of its business (including all means of access thereto and therefrom) are located on the premises of the Company or a Subsidiary and are under the exclusive ownership or direct control of the Company or a Subsidiary.

         3.21     Brokers' or Finders' Fees. Except as set forth on Schedule
3.21 hereto, no agent, broker, investment banker, or other Person or firm acting on behalf of the Company or the shareholders of the Company is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company, any Subsidiary or any shareholder of the Company in connection with any of the transactions contemplated by this Agreement.

         3.22     Material Customers and Suppliers.

                  (a) Schedule 3.22(a) hereto sets forth a complete and correct list of the 30 largest customers of the Company and its Subsidiaries in terms of amounts invoiced to such customers during the year ended December 31, 1998 and the six months ended June 30, 1999 (each, a "Material Customer"), showing the total amount invoiced to each such Material Customer for such periods, including the name of the invoicing entity. Except as set forth and described on Schedule 3.22(a), no Material Customer has given the Company or any Subsidiary any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such customer and the Company or its Subsidiaries (including by way of demands for price decreases) and there has not been any adverse change in the business relationship of the Company or its Subsidiaries with any such customer since June 30, 1999.

                  (b) Schedule 3.22(b) hereto sets forth a complete and correct list of the material suppliers of the Company and its Subsidiaries in terms of amounts purchased from such suppliers during the year ended December 31, 1998 and the six months ended June 30, 1999 (each, a "Material Supplier"), showing the total amount purchased from each such Material Supplier for such periods. Schedule 3.22(b) also correctly identifies all current outstanding purchase orders of the Company and its Subsidiaries for goods or services with an aggregate value of NLG 100,000 or more. Except as set forth on Schedule 3.22(b), no supplier identified on Schedule 3.22(b) has given the Company or any Subsidiary any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting an adverse change in, the business relationship between such supplier and the Company and its Subsidiaries (including by way of proposed price increases) and there has not been any adverse change in the business relationship of the Company or any Subsidiary with any such supplier since June 30, 1999.

         3.23 Bank Accounts: Powers of Attorney. Schedule 3.23 hereto sets forth a complete and correct list showing (a) all banks in which the Company or any Subsidiary maintains a bank account or safe deposit box (collectively, "Bank Accounts"), together with, as to each such Bank Account, the account number, the names of all signatories thereof and the authorized powers of each such signatory and, with respect to each such safe deposit box, the number thereof and the names of all persons having access thereto and (b) the names of all persons holding powers of attorney from the Company or any Subsidiary, true and correct copies which have been delivered to Holding.

         3.24     Intellectual Property Rights.

                  (a) Schedule 3.24(a)(1) sets forth a complete list of all of the Company's and its Subsidiaries' Intellectual Property. As used herein, the term "Intellectual Property" shall mean software licenses and know-how licenses, trade names, trademarks, copyrights, service marks, trade secrets, technical knowledge, know-how, computer software (excluding non-customized computer software available to the Company and its Subsidiaries on an over the counter basis through normal commercial channels) and other confidential proprietary information and related ownership, use and other rights. Except as set forth on Schedule 3.24(a)(2), the Company or a Subsidiary has the right to use, free and clear of any claims or rights of others, all Intellectual Property owned or used by it in the operation of its business, and such use does not, to the knowledge of the Management Shareholders, infringe on any patent, trademark, copyright, service mark or trade name, or misappropriate any other Intellectual Property of others.

                  (b) To the knowledge of the Management Shareholders, neither the Company nor any Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither the Company nor any Subsidiary has received any charge, complaint, claim or notice alleging any such interference, infringement, misappropriation, or violation. No third party has, to the knowledge of the Management Shareholders, interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual

Property rights of the Company and its Subsidiaries. Neither the Company nor any Subsidiary has granted any licenses of or other rights to use any of the Intellectual Property of the Company or any Subsidiary to any third party. Neither the Company nor any Subsidiary has entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property.

         3.25 Compliance with Laws; Permits and Licenses. The Company and its Subsidiaries are in compliance and have complied in all material respects with all laws, statutes, rules, regulations, codes and ordinances applicable to their respective business, properties and operations, and have secured all material permits, authorizations and licenses issued by federal, state, local and foreign agencies and authorities, applicable to their business, properties, Employees and operations. There have been no claims made or threatened against the Company or any Subsidiary arising out of, relating to or alleging any violation of any of the foregoing, except for claims which are no longer pending or which are set forth on Schedule 3.25(a) hereto. Except as set forth on
Schedule 3.25(b) lists the Company and its Subsidiaries have all material permits, licenses, approvals, franchises, notices and authorizations issued by any Governmental Entity (collectively, "Permits") necessary for the Company and its Subsidiaries to operate their business. The Company and its Subsidiaries are in compliance in all respects with all terms required for the continued effectiveness of each such Permit, and there is not pending, or to the knowledge of the Management Shareholders, threatened non-renewal or revocation of any such Permit. No other Permits, in addition to the Permits currently held by the Company and its Subsidiaries, are necessary to conduct the business of the Company and its Subsidiaries as it is now conducted. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby. Neither any present or former shareholders of the Company or any Subsidiary or Employees, or any other Person, holds, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits which the Company or any of its Subsidiaries owns, possesses or uses in the conduct of its business as now or previously conducted.

         3.26     Certain Business Practices; Potential Conflicts of Interest.
(a) None of the Company, any Subsidiary or any agents, Employees or present or former shareholders of the Company or any Subsidiary has (i) used any of the Company's or any Subsidiary's funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from the Company's or a Subsidiary's funds, or (iii) made any other unlawful payment from the Company's or any Subsidiary's funds.

                  (b) Except as set forth on Schedule 3.26(b), neither any shareholder of the Company or any Subsidiary nor any director, officer, or affiliate of the Company or any Subsidiary (i) owns, directly or indirectly, any significant interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or any Subsidiary, (ii) owns, directly or indirectly, in whole or in part, any real property, leasehold interests or other property the use of which is necessary for the conduct of the business of the Company or any Subsidiary, or (iii) has any cause of action or other suit, action or claim whatsoever against, or owes any amount to the Company or any Subsidiary other than claims in the ordinary course of business.

         3.27 Projections. Attached hereto as Schedule 3.27 are projected balance sheets at December 31, 1999 and 2000 and projected income statements for the years ending December 31, 1999 and 2000 (the "Projections"). Such Projections have been prepared by the Company in good faith and are based upon reasonable assumptions, which assumptions are set forth on Schedule 3.29.

         3.28 Subsidies. Except as set forth on Schedule 3.28, there is no outstanding or current subsidy, aid, tax holiday, grant program, loan at a preferential rate, special contract or lease or similar benefit which has been made available to the Company or any Subsidiary (including by way of guaranty or other assurance) by a Governmental Entity (each, a "Subsidy"). The Company and each Subsidiary is in material compliance with, and has neither breached or violated in any material respect, any representation, condition or undertaking made by it to obtain or to maintain any Subsidy. Neither the execution of this Agreement, nor the performance of any of the transactions contemplated herein will, pursuant to the express terms of any Subsidy, result in the cancellation, limitation or reduction of any such Subsidy or require any repayment of, any reapplication for or reissuance of, or any posting of additional security for the maintenance of, any Subsidy.

         3.29 HSR Act. On the Closing Date, neither the Company nor any Subsidiary, individually or in the aggregate, will own any assets located in the United States (other than investment assets or voting or non-voting securities of another person) having an aggregate book value of U.S. $15,000,000 or more and will not control (as that term is defined under Section 801.1(b) of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")) any U.S. issuer (as defined in the HSR Act) that has annual net sales or total assets of U.S. $25,000,000 or more.

         3.30 Disclosure. No representation or warranty by the Management Shareholders contained in this Agreement, and no statement contained in any document (including, without limitation, the Financial Statements and the Schedules hereto), list, certificate or other instrument furnished or to be furnished by or on behalf of the Management Shareholders, the Company or its Subsidiaries to the Holding or any of its representatives in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order fully and fairly to provide the information required to be provided in any such document, list, certificate or other instrument.

         3.31 Material Consents. All consents, required Permits and approvals ("Material Consents") that are material to the ability of the Holding to continue to operate the Company and its Subsidiaries in the ordinary course of business consistent with past practices are identified on Schedule 3.31 attached hereto.

         3.32 Adverbe Amendment. The Management Shareholders are not aware of any item contained in the due diligence reports or the data room index incorporated into the Disclosure Schedules to the Stock Purchase Agreement between certain shareholders of

Groupe Adverbe International S.A. and the Buyer that should be separately disclosed on the Disclosure Schedules in the absence of the due diligence reports and the data room index.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE MANAGEMENT
                         SHAREHOLDERS AND THE STICHTING

          The Management Shareholders and the Stichting make the following representations and warranties to Holding and Buyer each of which is true and correct as of the date hereof and shall be unaffected by any investigation heretofore or hereafter made by Holding:

         4.1 Organization. The Stichting is a legal entity duly organized and validly existing under the laws of the Netherlands, and has all requisite power and authority (corporate or otherwise) to own, lease and operate the properties and assets it now owns, leases or operates and to carry on its business as presently conducted. The Stichting is duly qualified or licensed to transact business in each of the jurisdictions where such qualification or licensing is required by reason of the nature or location of the properties and assets owned by it, or, except where the failure to be so qualified or licensed would not have a material adverse effect on the Stichting's ability to timely fulfill its obligations in full under this Agreement (a "Stichting Material Adverse Effect").

         4.2      Authority; Absence of Conflicts.

                  (a) The Stichting has full power and authority (corporate or otherwise) to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby under its governing documents and the Powers of Attorney granted by the Holders. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by all necessary or required action of the Stichting and the Holders under the Power of Attorney, and no other actions on the part of the Stichting or the Holders is necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stichting and each Management Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Holding and Buyer, constitutes the valid and binding obligation of the Stichting and each Management Shareholder, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

                  (b) Except as set forth on Schedule 4.2(b), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will (i) conflict with or violate any provision of the organizational documents of the Stichting or the Power of Attorney granted by the Holders, (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any Contract to which the Stichting or any Holder is a party or by which their respective assets or properties are bound, (iii) result in the creation of any Encumbrance on the Shares, to be transferred by the Stichting under the terms of this Agreement, (iv) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling, treaty, convention or regulation of any Governmental Entity to which the Stichting or any Holder or any of their respective assets or properties are subject, or (v) require the Stichting or any Holder to give notice to, or obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity, except with respect to the foregoing clauses (ii), (iv) and (v) where any such violation, conflict or breach would not result in a Stichting Material Adverse Effect.

         4.3 Title to Shares. The Stichting owns the Shares of record free and clear of any Encumbrance. After the consummation of the transactions contemplated hereby Buyer will own the Shares, beneficially and of record and free and clear of any Encumbrance. The Powers of Attorney from the Holders give the Stichting full power to transfer all right, title and interest, beneficial and legal, in and to the Shares.

         4.4 Brokers' or Finders' Fees. Except as set forth on Schedule 4.4 hereto, no agent, broker, investment banker, or other Person or firm acting on behalf of the Stichting or any Holder is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from the Company, any Subsidiary, Stichting or Holder in connection with any of the transactions contemplated by this Agreement.

                                    ARTICLE V

               REPRESENTATIONS AND WARRANTIES OF HOLDING AND BUYER

         Holding and Buyer make the following representations and warranties to the Company, the Stichting and the Management Shareholders, each of which is true and correct as of the date hereof and shall be true and correct as of the Closing Date and shall be unaffected by any investigation heretofore or hereafter made by the Management Shareholders:

         5.1 Organization and Corporate Power. Holding and Buyer are corporations duly organized, validly existing and in good standing under the laws of the state of Delaware and have full corporate power and authority to own, lease and operate the properties and assets which they now own, lease or operate and to carry on their business as presently conducted or proposed to be conducted pursuant to existing plans.

         5.2      Authority; Absence of Conflicts.

                  (a) Holding and Buyer have full corporate power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the Boards of Directors of Holding and Buyer, and no other corporate actions on the part of Holding and Buyer are necessary to authorize and approve the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Holding and Buyer and, assuming this Agreement constitutes a valid and binding obligation of the Company, the Stichting and the Management Shareholders, constitutes the valid and binding obligation of Holding and Buyer, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors' rights and by general equitable principles.

                  (b) Except with respect to consents already obtained, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with the terms hereof will (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Holding and Buyer, (ii) violate, conflict with or result in a breach of or default (or constitute any event which with the lapse of time or the giving of notice or both would constitute a breach or default) under any of the terms, conditions or provisions of any material Contract to which Holding and Buyer are a party or by which Holding's and Buyer's assets or properties are bound, (iii) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling, treaty convention or regulation of any Governmental Entity to which Holding and Buyer or any of their assets or properties are subject, or (iv) require Holding and Buyer to give notice to, obtain an authorization, approval, order, license, franchise, declaration or consent of, or make a filing with, any third party, including, without limitation, any Governmental Entity other than notices or approvals under applicable non-U.S. competition, antitrust or premerger notification laws and notices, waivers or approvals under applicable securities laws of the Netherlands ("Holding Consents").

         5.3      Outstanding Capital Stock; Issuance of Shares.

                  (a) The authorized capital stock of Holding consists of 150,000,000 shares of Holding Common Stock and 10,000,000 shares of preferred stock ("Holding Preferred Stock"), par value $0.01 per share. As of the date hereof, Holding has, in the aggregate, 86,862,177 shares of Holding Common Stock issued and outstanding. All of the issued and outstanding shares of Holding Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, and none of such shares were issued in violation of any preemptive rights of Stockholders. Holding also has outstanding (a) options to purchase up to 6,592,054 shares of Holding Common Stock ("Holding Options") and
(b) stock purchase rights to purchase up to 955,687 shares of Holding Common Stock ("Holding Rights"). Except for the Holding Options, Holding Rights, 3,054,055 shares of capital stock of 1293220 Ontario Inc. that are exchangeable for up to 3,054,055 shares of Holding Common Stock and certain rights of Howard Sarna to subscribe for 106,666 shares of Holding Common Stock, there are no options, warrants, calls, subscriptions, conversion or other rights, agreements or commitments obligating Holding to issue any additional shares of capital stock of Holding or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of capital stock of Holding. Except for the 310,000 phantom stock units issued under Holding's Deferred Compensation Plan, there are no stock appreciation or similar rights to participate in the value of the equity of Holding.

                  (b) Holding Common Stock to be issued to the Shareholders under the terms of this Agreement, when issued as contemplated by this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and not issued in violation of any preemptive rights of Stockholders.

         5.4 Legal Proceedings. There are no suits, actions, proceedings, claims or investigations pending or, to the knowledge of Holding and Buyer, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby.

         5.5 Brokers' or Finders' Fees. No agent, broker, investment banker, or other Person or firm acting on behalf of Holding or Buyer is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly from Holding or Buyer in connection with any of the transactions contemplated by this Agreement, other than customary fees and expenses of attorneys, accountants and similar professionals.

         5.6      Financial Statements.

                  (a) Holding has delivered to the Stichting true and complete copies of (a) the unaudited balance sheets of ClientLogic Corporation and its consolidated subsidiaries at May 1, 1999 and June 1, 1999 and a statement of operations for the six months ended June 30, 1998 and June 30, 1999 (the "Holding Financial Statements"). Such Holding Financial Statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") (except for the absence of footnotes and normal year-end adjustments) consistently applied throughout the periods involved and such balance sheets, fairly present the financial position, assets and liabilities (whether accrued, absolute, contingent or otherwise) of ClientLogic Corporation and its consolidated subsidiaries at the dates indicated and such statements of operations of ClientLogic Corporation and its consolidated Subsidiaries for the periods indicated the Holding Financial Statements are attached hereto as Schedule 5.6(a).

                  (b) Attached hereto as Schedule 5.6(b) are the projected income statements for the years ended December 31, 1999 and 2000 (the "Buyer Projections"). Such Buyer Projections have been prepared in good faith and are based upon reasonable assumptions.

                                   ARTICLE VI

                                   COVENANTS

         6.1      Non-Competition; Confidentiality.

                  (a) Until the second anniversary of the termination of his or her employment with the Company (such period being referred to herein as the "Noncompetition Term"), each Management Shareholder agrees to refrain from, anywhere in the world, directly or indirectly through any affiliate (whether individually or as a principal, officer, director, employee, shareholder, investor, consultant, advisor, partner, joint venturer, agent, equity owner, or in any other capacity whatsoever);

                           (i) engaging or participating in any activity with respect to the marketing or sale of services that compete with the business of the Company and its Subsidiaries as conducted as of the Closing Date; provided, however, that the foregoing shall not be construed to preclude any Management Shareholder or any of their respective affiliates from making any investments in the securities of any Person, whether or not engaged in competition with the business of the Company and its Subsidiaries as conducted as of the Closing Date, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed one percent (1%) of the issued and outstanding shares of such Person or give such Management Shareholder or any of its affiliates the right or power to control or participate directly in making the policy decisions of such Person; or

                           (ii) causing or attempting to cause (A) any customer to whom the Company or any Subsidiary supplies services to terminate any purchase or other similar contract or relationship with the Company or any Subsidiary after the Closing or to replace the Company as a supplier of services, in whole or in part, with any other Person, or (B) any supplier to the Company or any Subsidiary to terminate any supply or other similar contract or relationship with the Company; or

                           (iii) except in furtherance of the business of the Company encouraging, soliciting, or inducing any manager, officer, supervisor, or other Employee of the Company or any Subsidiary to terminate his or her employment relationship with the Company or any Subsidiary or to become employed by any Person other than the Company or any Subsidiary.

                  (b) From and after the date hereof, the Management Shareholders will not, and will cause their respective affiliates not to, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of Holding, the Company, its Subsidiaries or affiliates of Holding or the Company or use or otherwise exploit for its own benefit or for the benefit of anyone other than the Company or Holding, any Confidential Information (as defined below). The Management Shareholders agree that they shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, such Management Shareholder shall provide the Company and Holding with prompt notice of such requirement prior to making any disclosure so that the Company and Holding may seek an appropriate protective order. For purposes of this Section 6.1 "Confidential Information" shall mean any confidential information with respect to the conduct or details of the business of the Company or any Subsidiary, including, without limitation, methods of operation, customers, and customer lists, products, proposed products, former products, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters. The term Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this

Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by the Management Shareholder or not otherwise permissible thereunder, or (iii) the Management Shareholder learns from other sources where such sources have not violated their confidentiality obligation to the Company or Holding or their respective affiliates.

                  (c) Each Management Shareholder severally acknowledges that the geographic boundaries, scope of prohibited activities, and the Noncompetition Term contained in this Section 6.1 are reasonable and no broader than necessary to protect the investment by Holding in the Company and Holding's and its affiliates ongoing interests in the Company and do not and will not impose any unreasonable burden upon any Management Shareholder, or their respective affiliates. Each Management Shareholder severally agrees that (i) any breach by it of any of the provisions contained in this Section 6.1 would cause irreparable damage to Holding for which monetary damages and other remedies at law may not be adequate and (ii) Holding will be entitled as a matter of right to obtain, without posting any bond whatsoever, a restraining order, an injunction, specific performance, or other form of equitable or extraordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of this Section 6.1 or to require any Management Shareholder to perform its respective obligations under this Section 6.1, which right to equitable or extraordinary relief will not be exclusive of, but will be in addition to, all other remedies to which Holding may be entitled under this Agreement, at law, or in equity (including, the right to recover monetary damages). If, during any calendar month during the Noncompetition Term a Management Shareholder is not in compliance with the terms of this Section 6.1, Holding will be entitled, in addition to all other remedies to which it may be entitled, to specifically enforce such non-complying party's compliance with the terms of this Section 6.1 for an additional number of calendar months (over and above the number of calendar months included within the Noncompetition Term) equal to the number of calendar months during which such noncompliance occurred. Each Management Shareholder hereby agrees to waive proof of actual damages in any proceeding for equitable or extraordinary relief.

         6.2 Redemption of Depository Receipts. After the Closing, the Stichting shall take all necessary action to cause all depository receipts representing shares of Company Capital Stock to be redeemed according to the procedures set forth in the Stichting's governing documents and the laws of the Netherlands. Upon receipt of consideration pursuant to Article I hereunder, the Stichting will pay over the applicable pro rata consideration to the Holders or their representatives.

         6.3 Agreement Regarding Management. Unless waived or amended in writing by Buyer or a duly instructed by a Governmental Entity upon proper authority, the Managing Shareholders agree that they shall not and shall not cause the Company to, with the prior approval of the Buyer: (i) to acquire, hold, rent, let, dispose of or encumber real estate with annual rental value of greater than NLG 500,000; (ii) to borrow moneys except from the Company's bankers and to determine the maximum sum to be borrowed from those bankers;
(iii) to lend money's, except for the extension of credit to the Company's customers for a period less than six months; and to issue loans to the Company's employees up to a sum corresponding to six month's salary of the employee involved; (iv) to act on the Company's behalf as plaintiff or defendant in legal proceedings or arbitration cases, with the exception of summary proceedings and the attachments before judgments or in such cases where the amount in dispute is less than NLG 500,000; (v) to reach compromises and settlements in disputes not related to the Company's day to day management; (vi) to pledge or transfer title to accounts receivable, goods or fixed assets of the Company other than in the ordinary course of business or as part of regular asset leasing transactions; (vii) to hire employees in the Company or as Managing Director of subsidiary companies at an annual base salary of more than NLG 200,000; (viii) to do any act involving the payment of a sum or an obligation of more than NLG 500,000, except for cash-management activities for clients carried out in the ordinary course of business; (ix) to guarantee as surety or guarantor the obligations of third parties, including employees; (x) to establish or close the Company's principal or branch offices; (xi) to issue or acquire or dispose of shares or debentures in the Company and/or any of its subsidiaries, except where such transactions are amongst the Company and its subsidiaries for optimization of the corporate structure; (xii) to issue or acquire or dispose of options in the Company, except as part of an agreed upon employee share option plan other than the senior management share option plan;
(xiii) to apply for the listing or delisting of the debentures on any stock exchange; (xiv) to establish or terminate permanent, direct or indirect co-operation with another company or legal entity, if such co-operation or termination is of particular strategic importance; (xv) to participate directly or indirectly in the capital of another company; (xvi) to make capital investments within the budget of greater than NLG 500,000 and outside the budget of greater than NLG 200,000 or other financial investments over NLG 200,000;
(xvii) to amend the Company's articles; (xviii) to dissolve the Company; (xix) to apply for voluntary liquidation or suspension of payments; (xx) to terminate the employment of thirty employees at once or within a relatively short period of time; (xxi) to change significantly the working conditions of thirty or more employees, except for regular annual salary increases or bonus determinations;
(xxii) to decrease the Company's issued capital.

                                   ARTICLE VII

                               CLOSING DELIVERIES

         7.1      Documents being delivered by the parties at Closing.

                  (a) Shares and Sale Warrants. At Closing, the Stichting, Holding, Buyer and the Company shall execute a notarial deed of transfer whereby the Shares are transferred to Buyer and the transfer shall be registered in the Shareholders Registry of the Company.

                  (b) Insurance. The Management Shareholders' Vendors Indemnity and Warranty Insurance Policy and Buyer's Indemnity and Warranty Insurance Policy (collectively the "Insurance Policies") shall have been delivered to the parties together with evidence satisfactory to the Holding that all insurance premiums for the Insurance Policies have been paid by the Stichting.

                  (c) Stockholders Agreement. At Closing, each Holder acquiring Holding Common Stock under the terms of this Agreement shall execute and deliver a joinder agreement to the Stockholders Agreement of Holding in effect on the Closing Date.

                  (d) Legal Opinion. Holding shall receive an opinion of Baker & McKenzie, counsel to the Company, the Stichting, the Management Shareholders and the Holders, dated as of the Closing Date in form satisfactory to Holding and its counsel. The Stichting shall receive an opinion of Weil, Gotshal & Manges LLP dated as of the Closing Date and in form satisfactory to the Stichting's counsel.

                  (e) Escrow Agreement. The Escrow Agreement shall have been duly executed and delivered by the parties thereto.

                  (f) Resignation of Directors. Each member of the Supervisory Board of the Company designated by Buyer shall have tendered their resignations to the Company, as applicable, to be effective as of the Closing Date.

                  (g) Delivery of Certificates. Each of the Stichting, the Management Shareholders and the Company shall have delivered to Holding and Buyer such good standing certificates, officers' certificates and similar documents and incumbency certificates as counsel for Holding and Buyer shall have reasonably requested.

                  (h) Subscription Agreements. Each Holder acquiring Holding Common Stock and Holding shall have executed and delivered a Subscription Agreement in form satisfactory to Holding and its counsel.

                  (i) Delivery of Certificates. Holding and Buyer shall have delivered to the Stichting, Management Shareholders or the Company such good standing certificates, officers' certificates and similar documents and incumbency certificates as counsel for the Shareholders shall have reasonably requested.

                  (j) Amendments. The Stichting shall execute and deliver the Option Amendments and the Warrant Amendments.

                  (k) Guarantee and Confidentiality Agreement. Buyer and Advent International plc ("Advent") shall have executed and delivered a Guarantee and Confidentiality Agreement providing for certain undertakings on behalf of Advent.

                  (1) Employee Stock Option Plan. The Company shall have delivered to the holders of Options under the Company's Employee Stock Option Plan termination letters in form satisfactory to Holding and its counsel.

                                  ARTICLE VIII

                                   THE EARNOUT

                  8.1      Additional Payments.

                  (a) If the Company and its Subsidiaries consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA"), including Groupe Adverbe International S.A. ("Adverbe")' contribution to the Company's consolidated EBITDA calculated as since June 30, 1999 for the periods following the Closing of the Adverbe transaction and no other acquisitions following the Closing Date, calculated in accordance with Dutch GAAP in effect as of the Closing Date, exceeds NLG 6,000,000 for the year ended December 31, 1999, Holding shall pay to Jules T.H.M. Kortenhorst, Peter E. Dekker, Jan Baurdoux, Carien van der Laan, Sytze Koopmans, Joost van Gaal and Ole Sommer-Erichson (the "Participating Shareholders") an amount equal to the excess of actual EBITDA for 1999 over NLG 6,000,000 to the extent such amount does not exceed NLG 4,000,000 (the "First Additional Payment"), in accordance with the Article VIII on or before February 15, 2000.

                  (b) If the First Additional Payment is less than NLG 4,000,000 and the Company and its Subsidiaries consolidated EBITDA, including Adverbe's contribution to the Company's consolidated EBITDA for the periods following the Closing of the Adverbe transaction and no other acquisitions following the Closing Date, calculated in accordance with Dutch GAAP in effect as of the Closing Date, exceeds NLG 18,700,000 for the year ended December 31, 2000 (the "Second Additional Payment"), Holding shall pay to the Participating Shareholders an amount equal to the excess of actual EBITDA for 2000 over NLG 18,700,000 to the extent the total of the First Additional Payment and the Second Additional Payment do not exceed NLG 4,000,000 (together with the First Additional Payment, the "Payments"), in accordance with this Article VIII on or before February 15, 2001.

         8.2 Each Participating Shareholder's Share of the Payments. Each Participating Shareholder's share of the Payments shall be equal to the number of such Shareholder's Shares Options and Exchange Warrants divided by the number of all Participating Shareholder's Shares, Options and Warrants.

         8.3 Method of Payment. Each Participating Shareholder's share of the Payments shall be made by check in NLG, mailed to each Participating Shareholder at such Participating Shareholder's address set forth on the signature pages hereto, or such other method agreed to by the Holding and each Participating Shareholder.

         8.4 Management Shareholder's Termination. In the event a Management Shareholder is terminated for cause, as defined in such Management Shareholder's employment agreement, or a Participating Shareholder voluntarily terminates his employment with the Company prior to December 31, 1999 in the case of the First Additional Payment or December 31, 2000 in the case of the Second Additional Payment, such Participating Shareholder shall not participate in any such Payment made after the date of such termination.

                                   ARTICLE IX

                                 MISCELLANEOUS

         9.1 Expenses. The Stichting shall be responsible for the expenses incurred by the Management Shareholders, the Holders, the Stichting and the Company and its Subsidiaries in connection with the transactions provided for herein or contemplated hereby, and the Stichting shall not cause or permit the Company or any Subsidiary to pay or be liable for such costs other than costs not to exceed NLG 150,000. The Holding and Buyer will be responsible for the expenses incurred by them in connection with the transactions contemplated hereby. Stichting shall be responsible for the payment of any premiums on the Insurance Policies.

         9.2 Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the party for whom judgment is finally granted by a court in connection with such action shall be entitled to recover in such action its reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which it may be entitled.

         9.3 Brokers. Holding and Buyer shall indemnify and hold harmless the Stichting, and the Stichting shall, indemnify and hold harmless Holding and Buyer (and from and after the Closing the Company and its Subsidiaries), from and against any liability, claim, loss, damage, or expense incurred by Holding and Buyer and the Company and its Subsidiaries, respectively, relating to any fees or commissions owed to any broker, finder, or financial advisor as a result of actions taken by Holding, Buyer, the Management Shareholders, the Stichting, the Holders, and the Company and its Subsidiaries, respectively, in connection with this Agreement or the transactions contemplated hereby; provided that the foregoing does not apply to any fee payable to Hammond and Suddards arising out of the acquisition of Adverbe.

         9.4 Notices. Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, and shall be deemed to be duly given (i) when personally delivered at that party's address as it appears below or another address of which that party has given written notice to the other parties hereto, of (ii) when transmitted by telex (or equivalent service), the sender having received the answer back of the addressee, or (iii) when delivered by facsimile transmission, the sender having received machine confirmation thereof.

                  (a) Notice to the Company, Stichting or the Management Shareholders prior to the Closing shall be sufficient if given to and these parties choose their domicile for the purpose of receiving any writ or other service of process at the following address:

                  Advent International plc
                  123 Buckingham Palace Road
                  London
                  SW1W 9SL
                  U.K.
                  Facsimile No.:   44 (0) 171 333 0801
                  Attention:       Humphrey Battcock

                  and to:

                  Cordena Call Management B.V.
                  Rijswijkseweg 60
                  2516EH Den Haag
                  The Netherlands
                  Facsimile No.:   31 (0) 703 05 17 56
                  Attention:       Peter E. Dekker
                  with a copy to:

                  Caron Stevens/Baker McKenzie
                  Hirsch Gebouw
                  Leidseplein 29,
                  1017 PS Amsterdam
                  Postbox 2720, 1000 CS Amsterdam
                  Facsimile No:    31 (0) 020 6273458
                  Attention:       Mic van Bremen

                  (b) Notice to the Company after the Closing or to Holding and Buyer shall be sufficient if given to:

                  ClientLogic Corporation
                  8117 Preston Road
                  Suite 205
                  Dallas, Texas 75225
                  Facsimile:       (214) 696-8788
                  Attention:       Steve Kawalick

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 1300
                  Dallas, Texas 75201
                  Facsimile No.:   (214) 746-7777
                  Attention:       Mary R. Korby

                  PricewaterhouseCoopers N.V. Legal Services
                  Prins Bernhardplein 200
                  P.O. Box 94917
                  1090 GX Amsterdam
                  The Netherlands
                  Facsimile No.:   31(20) 568 6404
                  Attention:       Wietse de Jong

         9.5 Transfer Taxes. The Stichting shall be responsible for the payment of, and shall indemnify and hold Holding and Buyer and the Company harmless from and against, any and all sales, use, transfer, recording, stamp, documentary, real estate or other similar Taxes attributable to purchase and sale of the Holders' Company Capital Stock, Options or Warrants. All payments under this Agreement shall be reduced by and made net of any applicable withholding Taxes.

         9.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and its respective successors and assigns. This Agreement or any part hereof may not be assigned by any party without the prior written consent of the other parties hereto, except that Holding and Buyer may (i) assign its rights and obligations to any affiliate of Holding or Buyer or (ii) make a collateral assignment of its rights under this Agreement to any lender who provides funds to Holding or Buyer for the acquisition of the

Company without the written consent of the Company; provided that any such assignment shall not relieve Holding or Buyer from its obligations hereunder. The Company, the Management Shareholders and the Stichting shall execute acknowledgements of such assignment(s) and collateral assignments in such forms as Holding, Buyer or Holding's or Buyer's lender(s) may from time to time reasonably request.

         9.7 Entire Agreement and Modification. This Agreement, the Schedules and Annexes hereto and agreements executed concurrently herewith (all of which are hereby incorporated by reference into and considered part of this Agreement) supersede all prior agreements and understandings among the parties or any of its respective affiliates (written or oral) relating to the subject matter of this Agreement, and are intended to be the entire and complete statement of the terms of the agreement among the parties, and may be amended or modified only by a written instrument executed by all of the parties. The waiver by one party of any breach of this Agreement by any other party shall not be considered to be a waiver of any succeeding breach (whether of a similar or a dissimilar nature) of any such provision or other provision or a waiver of any such provision itself. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by any of the parties.

         9.8 Certain Interpretive Matters. Unless the context otherwise requires, (a) all references to Sections, Articles, Annexes or Schedules are to Sections, Articles, Annexes or Schedules of or to this Agreement, (b) each term defined in this Agreement has the meaning assigned to it, (c) "or" is disjunctive but not necessarily exclusive, (d) words in the singular include the plural and vice versa, (e) the term "affiliate" means any Person controlled by or under common control with the applicable referenced Person and (f) "knowledge," in the case of the Company, any Subsidiary or the Stichting, shall refer to the actual knowledge, after due inquiry, of Management Shareholders. All references to "NLG" will be to lawful currency of the Netherlands. No provision of this Agreement will be interpreted in favor of, or against, either of the parties hereto by reason of the extent to which either such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

         9.9 Governing Law. This Agreement, and the respective rights, duties and obligations of the parties hereunder, shall be governed by and construed in accordance with the laws of the Netherlands, without giving effect to the conflicts of laws provisions thereof. Except as otherwise set forth in
Section 1.4, all disputes arising in connection with this Agreement, shall be finally settled by binding arbitration in accordance with the Arbitration Rules of the International Chamber of Commerce ("ICC"). The arbitral tribunal shall be composed of three neutral, impartial arbitrators. Holding shall have the right to select one arbitrator who shall be an attorney licensed to practice in the United States. The Management Shareholders, the Stichting or the Company shall have the collective right to select one arbitrator. The third arbitrator shall be a person with experience in the Company's industry and shall be selected to serve as an arbitrator upon the agreement of the Holding and the opposing party or parties. The place of arbitration shall be Amsterdam. The arbitral procedure shall be conducted in the English language.

         9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

         9.11 Further Assurances. Each of the parties shall, at any time and from time to time after the Closing Date, and at the expense of the other parties but without further consideration, execute and deliver such further instruments, assignments or documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Each party shall use its reasonable efforts to fulfill or obtain the fulfillment of the conditions to the Closing.

         9.12 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         9.13 No Recourse. No past, present or future director, officer, employee, shareholder, incorporator or partner, as such, of Holding, Buyer, the Company, its Subsidiaries or the Stichting (except to the extent any of the foregoing is a party to the Agreement) shall have any liability for any obligations of Holding, Buyer, the Company or the Stichting under this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation.

         9.14 Public Statements. The Holding and Buyer, on the one hand, and the Company and the Stichting, on the other hand, will consult with the other before issuing, and will provide the other with a reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statements prior to such consultation except as may be required by applicable law or judicial process.

         9.15 Specific Performance. In the event of a breach or threatened breach by any party hereto of any of his, her or its obligations hereunder to consummate the transactions provided for herein any other party hereto shall be entitled to specific performance with respect to said obligation. Nothing herein shall be construed as prohibiting any party hereto from pursuing any other remedies available for such breach or threatened breach, including the recovery of damages.

         9.16 Notary. The Notary who will execute the transfer deed is a civil law notary of Caron & Stevens/Baker & McKenzie, which firm acts as the external legal advisors of the Stichting and the Management Shareholders. Each party hereby acknowledges that it is aware of the provisions of the "Guidelines concerning associations between civil law notaries ("notarissen") and barristers/solicitors ("advocaten") as established by the Board of the Royal Professional Organization of Civil Law Notaries ("Koninklijke Notariele Beroepsorganisatie") and agrees that Caron & Stevens/Baker & McKenzie may advise and act on behalf of the Stichting and the Management Shareholders with respect to this Share Purchase Agreement and any agreements and/or any disputes related to or resulting from this agreement, without prejudice to the obligations of the civil law notary of Caron &

Stevens/Baker & McKenzie to all parties with respect to the execution of the share transfer deed.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in two or more counterparts, each of which shall be deemed one and the same instrument, as of the day and year first above written.


                              HOLDING:

                              CLIENTLOGIC HOLDING CORPORATION


                              By:  /s/ GENE MORPHIS
                                 ---------------------------------
                              Name:  Gene Morphis
                                    ---------------------------------
                              Title: Chief Financial Officer
                                    ---------------------------------

                              BUYER:

                              CLIENTLOGIC INTERNATIONAL
                              HOLDING, INC.


                              By:  /s/ STEVEN M. KAWALICK
                                 ---------------------------------
                              Name:  Steven M. Kawalick
                                    ---------------------------------
                              Title: President
                                    ---------------------------------

                              COMPANY:

                              CORDENA CALL MANAGEMENT B.V.


                              By:  /s/ JULES T.H.M. KORTENHORST
                                 ---------------------------------
                              Name: Jules T.H.M. Kortenhorst
                                    ---------------------------------
                              Title: Managing Director
                                    ---------------------------------

                              STICHTING:

                              STICHTING ADMINISTRATIEKANTOOR
                              CORDENA CALL MANAGEMENT


                              By:  /s/ JULES T. KORTENHORST
                                 ---------------------------------
                              Name: Jules T. Kortenhorst
                                    ---------------------------------
                              Title: Bestuurder
                                    ---------------------------------


                              By:  /s/ H.W. BATTCOCK
                                 ---------------------------------
                              Name: H.W. Battcock
                                    ---------------------------------
                              Title:
                                    ---------------------------------

                              MANAGEMENT SHAREHOLDERS

                               /s/ JULES T.H.M. KORTENHORST
                              ---------------------------------
                              Name: Jules T.H.M. Kortenhorst


                              Address: Laan van Koot 16 E

                                       2244 AV Wassenaar

                                       The Netherlands




                                /s/ PETER E. DEKKER
                              ---------------------------------
                              Name: Peter E. Dekker


                              Address: Huize de Bark

                                       Reelaan 31

                                       3735 KK Bosch en Duin

                                       The Netherlands